Exhibit 10.1

MIDDLEBROOK PHARMACEUTICALS, INC.

FIRST AMENDMENT
TO
EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made as of November 19, 2007 (the “Effective Date”) by and between Edward M. Rudnic, Ph.D., (the “Employee”), and MiddleBrook Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and formerly known as Advancis Pharmaceutical Corporation (the “Company”).

WHEREAS, the Employee and the Company are parties to an executive Employment Agreement, dated January 7, 2000 (the “Employment Agreement”); and

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows, effective as of the Effective Date:

1. All capitalized terms used herein and not otherwise defined have the meanings set forth in the Employment Agreement.

2. The word “termination” as used throughout the Employment Agreement with respect to the Employee’s employment hereby refers to a “separation from service” by the Employee from the Company, as defined by Treasury Regulation §1.409A-1(h).

3. Section 8.4(a) of the Employment Agreement is hereby deleted in its entirety and replaced with one of the following sections below as selected by the Employee:

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“(a) In the event of the termination of the Employee’s employment under Section 8.3 on or prior to the company’s final payroll date in 2007, the Employee shall be entitled to receive a lump sum payment within sixty (60) days of such termination, but in no event later than December 31, 2007 (the “2007 Payment”), in an amount equal to the present value of the remaining Salary that the Employee would have earned for the remainder of 2007 if the Employee had continued working for the Company during the remainder of 2007, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the “Code”); if such 2007 Payment is made, then on January 1, 2008, another lump sum payment shall be made in an amount equal to the excess of (i) the present value of the Salary that the Employee would have earned if the Employee had continued working for the Company during the twenty-four (24) month period immediately following the Employee’s date of termination, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Code, over (ii) the 2007 Payment. In the event of the termination of the Employee’s employment under Section 8.3 after the Company’s final payroll date in 2007, the Employee shall be entitled to receive one lump sum payment within sixty (60) days of such termination, but in no event earlier than January 1, 2008, in an amount equal to the present value of the Salary that the Employee would have earned if the Employee had continued working for the Company during the twenty-four (24) month period immediately following the Employee’s date of termination, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Code of 1986. Any payments under this Section 8.4(a) shall be shall be considered separate payments for purposes of Section 409A of the Code and shall be subject to all applicable withholding obligations for tax purposes.”

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“(a) In the event of the termination of the Employee’s employment under Section 8.3, the Employee shall be entitled to receive severance pay in the amount of twenty-four (24) months of Salary, calculated on the basis of the Salary in effect of the Employee’s date of termination, and paid in the same manner as Salary was then paid hereunder, but in no case shall payments be made after December 31 of the second calendar year following the year of the Employee’s termination. Such payments shall be considered separate payments for purposes of Section 409A of the Code and shall be subject to all applicable withholding obligations for tax purposes.”

4. Section 8.4(b) of the Employment Agreement is hereby amended in its entirety to be and read as follows:

“In the event of the termination of the Employee’s employment under Section 8.3, the Employee shall be entitled to receive all Benefits to which he was entitled on the date preceding his/her termination for a period of twenty-four (24) additional months following termination, made in accordance with any terms applicable to such Benefits; provided, however, that to the extent the foregoing right constitutes a deferral of compensation under Section 409A of the Code, the provision of Benefits to the Employee, or a reimbursement paid to the Employee for the cost of such Benefits, shall satisfy the following additional requirements: (i) the Benefits provided or amounts reimbursed in one calendar year shall not affect the Benefits provided or amounts reimbursed for other calendar years, (ii) any reimbursement payments made to the Employee with respect to Benefits shall in all events be made no later than the end of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to receive such Benefits or a reimbursement with respect to such Benefits is not subject to liquidation or exchange for other benefits or amounts.”

5. In all other respects, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Employee and the Company have caused this Amendment to be executed on this 19th day of November, 2007.

Employee	MiddleBrook Pharmaceuticals, Inc.

/s/ Edward M. Rudnic	By:	/s/ Robert C. Low
Edward M. Rudnic, Ph.D.		Robert C. Low
Vice President & CFO